Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163781
Prospectus Supplement
(to Prospectus dated February 9, 2010)
8,999,999 Shares
Common Stock
     We are offering 8,999,999 shares of our common stock to a purchaser in a privately negotiated transaction at a price of $1.13 per share. We expect to receive net proceeds of approximately $10.1 million, after deducting expenses, from the sale of our common stock.
     Our common stock is quoted on the NYSE Amex under the symbol “END” and on the London Stock Exchange under the symbol “ENDV.” On August 13, 2010, the closing price of our common stock as reported on the NYSE Amex was $1.13 per share.
     Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-2 of this prospectus supplement and on page 2 of the accompanying prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus supplement dated August 16, 2010

Prospectus Supplement
Prospectus

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About This Prospectus Supplement
     This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we are offering to sell our common stock using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes the specific terms of this offering of common stock. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.” If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.
     You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus that is filed by us or on our behalf with the SEC. We have not, and the underwriters have not, authorized any person, including any salesman or broker, to provide information other than that provided in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus or any related free writing prospectus. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the date of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.
     Except as otherwise set forth in this prospectus supplement or the accompanying prospectus, “the Company,” “we,” “our,” and “us” refer to Endeavour International Corporation and its consolidated subsidiaries.

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Cautionary Statement Concerning Forward-Looking Statements
     Certain matters discussed in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. We caution you not to rely on them unduly. In particular, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain forward-looking statements pertaining to the following:
•	our future financial position;

•	our business strategy;

•	budgets;

•	projected costs, savings and plans;

•	objectives of management for future operations;

•	legal strategies; and

•	legal proceedings.
     We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties, which may not be exhaustive, relate to, among other matters, the following:
•	discovery, estimation, development and replacement of oil and gas reserves;

•	decreases in proved reserves due to technical or economic factors;

•	drilling of wells and other planned exploitation activities;

•	timing and amount of future production of oil and gas;

•	the volatility of oil and gas prices;

•	availability and terms of capital;

•	operating costs such as lease operating expenses, administrative costs and other expenses;

•	our future operating or financial results;

•	amount, nature and timing of capital expenditures, including future development costs;

•	cash flow and anticipated liquidity;

•	availability of drilling and production equipment;

S-iii

•	uncertainties related to drilling and production operations in a new region;

•	business strategy and the availability of acquisition opportunities; and

•	factors not known to us at this time.
     Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. The forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. In addition, any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein and herein may turn out to be incorrect. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including those mentioned in “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Except as required by law, we undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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Prospectus Supplement Summary
     This summary highlights information appearing in other sections of this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference. It may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and the notes to those financial statements contained in those documents. Please read the section entitled “Risk Factors” commencing on page S-2 of this prospectus supplement and on page 2 of the accompanying prospectus and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 incorporated by reference in this prospectus supplement for more information about important factors you should consider before investing in our common stock.
Our Company
     We are an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties onshore in the United States and in the United Kingdom sector of the North Sea. Since commencing operations in 2004, we have built a strong asset base and achieved steady reserve growth through acquisitions and exploration and development activities. Historically, we have focused our operations in the North Sea, but have recently expanded our focus to target unconventional U.S. onshore resource shale plays with shorter production-cycle times and compelling risk/return profiles. As a result, we have established a strong foundation of producing assets and undeveloped acreage in both established and emerging U.S. onshore resource plays, including approximately 66,000 gross (27,000 net) acres within the Haynesville and Marcellus Shale regions, complemented by our four development assets in the UK North Sea.
Corporate Information
     We are a Nevada corporation with principal offices located at 1001 Fannin Street, Suite 1600, Houston, Texas 77002. Our telephone number is (713) 307-8700 and our website can be found at http://www.endeavourcorp.com. Information that you may find on our website, or any other website, is not part of this prospectus supplement or the accompanying prospectus.

Risk Factors
     An investment in our common stock involves risk. You should carefully read all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus supplement in evaluating an investment in our common stock. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.
     Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

Use of Proceeds
     We expect to receive net proceeds of approximately $10.1 million, after deducting expenses, from the sale of our common stock. We intend to use the net proceeds from this offering for general corporate purposes.
Price Range of Common Stock
     Our common stock is quoted on the NYSE Amex under the symbol “END” and on the London Stock Exchange under the symbol “ENDV.”
     On July 27, 2010, the number of holders of record of our common stock, without determination of the number of individual participants in security positions, was 226, with 163,709,893 shares outstanding. High and low sales prices for our common stock for each calendar quarter are as follows:

	Sales price
	High	Low
2010
Third quarter (through August 13, 2010)	$1.46	$0.96
Second quarter	1.74	1.02
First quarter	1.48	0.80

2009
Fourth quarter	$1.30	$0.82
Third quarter	1.50	1.02
Second quarter	2.21	0.83
First quarter	1.03	0.95

2008
Fourth quarter	$1.45	$0.33
Third quarter	2.30	1.01
Second quarter	2.56	1.20
First quarter	1.46	1.13
     On August 13, 2010, the closing sales price of our common stock, as reported by the NYSE Amex, was $1.13 per share. We encourage you to obtain current market price quotations for our common stock.
Dividend Policy
     We have neither declared nor paid any cash dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. We expect to retain our cash for the operation and expansion of our business, including development, exploration and production activities. Any future dividends will be at the discretion of our board of directors after taking into account various factors it deems relevant, including our financial condition and performance, cash needs, income tax consequences and the restrictions Nevada and other applicable laws and debt instruments then impose. Specifically, our senior credit facility contains restrictions on the payment of dividends to the holders of common stock.

Plan of Distribution
     We are selling the common stock offered pursuant to this prospectus supplement directly to the following purchaser in a privately negotiated transaction in which no party is acting as an underwriter:

Name	Number of Shares
Cyan Partners, LP	8,999,999

Total	8,999,999

     Subject to the terms of a purchase agreement dated August 16, 2010, the purchaser has agreed to purchase, and we have agreed to sell to the purchaser 8,999,999 shares at a price of $1.13 per share. The price per share is the closing price of our common stock on the NYSE Amex on August 13, 2010. We are offering the shares to the purchaser in connection with the transactions contemplated by the Credit Facility entered into on August 16, 2010, among us, and the purchaser as a lender, and our U.K. operating subsidiary.
     We expect to deliver the shares through the book entry facilities of The Depository Trust Company against payment of the aggregate purchase price for the units purchased on August 16, 2010; provided, however, that we and the purchaser may agree to close the offering with respect to the common stock being offered to the purchaser on a later date as mutually agreed upon by us and the purchaser in accordance with the purchase agreement.
     We expect our expenses in connection with this offering to be approximately $50,000.
     The shares of common stock offered pursuant to this prospectus supplement will be listed on the NYSE Amex under the trading symbol “END” and on the London Stock Exchange under the trading symbol “ENDV.”

Legal Matters
     The validity of the issuance of the common stock offered hereby will be passed upon for us by Woodburn and Wedge, Reno, Nevada, our Nevada counsel.
Experts
     The consolidated financial statements of Endeavour International Corporation for each of the years in the three-year period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. Effective January 1, 2007, the Company changed its accounting for uncertain tax positions. Also, effective January 1, 2008, the Company changed its method of accounting and disclosures for fair value measurements and fair value reporting of financial assets and liabilities.
     Certain information incorporated by reference in this prospectus supplement regarding estimated quantities of oil and gas reserves owned by us is based on estimates of the reserves prepared by or derived from estimates audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of that firm as experts regarding the matters contained in their report.
Where You Can Find More Information
     This prospectus supplement and the accompanying prospectus, including any documents incorporated herein or therein by reference, constitute a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus supplement. Statements contained in this prospectus supplement concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.
     We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.
     Our home page is located at http://www.endeavourcorp.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus supplement and does not constitute a part of this prospectus supplement.
Incorporation of Certain Documents by Reference
     We are incorporating by reference in this prospectus supplement information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:
•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010 ;

•	our Current Report on Forms 8-K or 8-K/A filed on January 6, 2010, January 11, 2010 (two reports), January 19, 2010, January 21, 2010, February 1, 2010, February 5, 2010, February 10, 2010, February 11, 2010, February 19, 2010 and June 3, 2010; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004, and including any other amendments or reports filed for the purpose of updating such description.
     These reports contain important information about us, our financial condition and our results of operations.
     All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:
Endeavour International Corporation
1001 Fannin Street, Suite 1600
Houston, Texas 77002
(713) 307-8700
Attention: Corporate Secretary

Prospectus

$500,000,000

Debt Securities
Common Stock
Preferred Stock
Warrants

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series.

The aggregate initial offering price of the securities that we offer will not exceed $500,000,000.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiaries. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities. See “Risk Factors” beginning on page 2 of this prospectus.

Our common stock is listed on the NYSE Amex under the symbol “END” and on the London Stock Exchange under the symbol “ENDV.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2010

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

About This Prospectus

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $500,000,000. In this prospectus (including the documents incorporated by reference), we have summarized material provisions of contracts and other documents, which are included as exhibits to the registration statement. For a complete description of their terms, you should review the full text of the documents.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other considerations applicable to that offering. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any person to give any information or to make any representations not contained or incorporated by reference in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You should not assume the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the documents.

Except as otherwise set forth in this prospectus, “the Company,” “we,” “our,” and “us” refer to Endeavour International Corporation and its consolidated subsidiaries.

The Company

We are an international oil and gas exploration and production company focused on the acquisition, exploration, development and production of energy reserves in the North Sea and United States.

Endeavour International Corporation is a Nevada corporation. Our principal executive offices are located at 1001 Fannin Street, Suite 1600, Houston, Texas 77002, and our telephone number is (713) 307-8700. Our website is www.endeavourcorp.com. The information on our website is not part of this prospectus.

Risk Factors

You should carefully consider each of the following risks and all of the information set forth in this prospectus and in the documents we incorporate by reference before deciding to invest in any of our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected. In that case, the trading price of our common stock or value of our other securities could decline and you may lose all or part of your investment.

Risks Related to Our Business

The recent worldwide financial and credit crisis could lead to an extended worldwide economic recession and have a material adverse effect on our results of operations and liquidity, which could hinder or prevent us from meeting our future capital needs.

The recent worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets could lead to an extended worldwide economic recession. A recession or slowdown in economic activity would likely reduce worldwide demand for energy and result in lower oil and gas prices, which could materially adversely affect our profitability and results of operations and ability to obtain funding for our projects, including the development of our North Sea discoveries: Rochelle, Columbus and Cygnus.

In addition, we may be unable to obtain adequate funding under our current senior bank facility because (i) our lending counterparties may be unwilling or unable to meet their funding obligations or (ii) our borrowing base under our current senior bank facility is redetermined at least twice per year and was reduced twice in 2009 as a result of lower oil or gas prices, declines in reserves and lending requirements or regulations.

Due to these factors, we cannot be certain that funding will be available if needed, and to the extent required, on acceptable terms or at all. If funding is not available as needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due, or we may be unable to implement our capital program, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations.

Oil and gas prices are volatile, and a decline in oil and gas prices would reduce our revenues, profitability and cash flow and impede our growth.

Our revenues, profitability and cash flow depend substantially upon the prices and demand for oil and gas. The markets for these commodities are volatile, and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Oil and gas prices increased to, and then declined significantly from, historical highs in 2008 and may fluctuate and decline significantly in the near future. Prices for oil and gas fluctuate in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control, such as:

•	global supply of oil and gas;

•	level of consumer product demand;

•	technological advances affecting oil and gas consumption;

•	global economic conditions;

•	price and availability of alternative fuels;

•	actions of the Organization of Petroleum Exporting Countries and other state-controlled oil companies relating to oil price and production controls;

•	governmental regulations and taxation;

•	political conditions in or affecting other oil-producing and gas-producing countries;

•	weather conditions;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities; and

•	the impact of energy conservation efforts.

Lower oil and gas prices may not only decrease our revenues on a per unit basis, but significant or extended price declines may also reduce the amount of oil and gas that we can produce economically. A reduction in production could result in a shortfall in expected cash flows and require us to reduce capital spending or borrow funds to cover any such shortfall. Any of these factors could negatively impact our ability to replace our production and our future rate of growth.

In addition, we may, from time to time, enter into long-term contracts based upon our reasoned expectations for commodity price levels. If commodity prices subsequently decrease significantly for a sustained period, we may be unable to perform our obligations or otherwise breach the contract and be liable for damages.

Our exploration and development activities may not be commercially successful.

Exploration activities involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental regulations;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	lack of co-participant support;

•	reductions in oil and gas prices; and

•	limitations in the market for oil and gas.

If any of these factors were to occur with respect to a particular project, we could lose all or a part of our investment in the project, or we could fail to realize the expected benefits from the project, either of which could materially and adversely affect our revenues and profitability.

To maintain and grow our production and cash flow, we must continue to develop and produce existing reserves and discover or acquire new oil and gas reserves to develop and produce.

Our future oil and gas production is highly dependent upon our level of success in finding or acquiring additional reserves. Producing oil and gas reserves are generally characterized by declining production rates that vary depending on reservoir characteristics and other factors. Our reserves will decline unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities. We accomplish this through successful drilling programs and the acquisition of properties. However, we may be unable to find, develop or acquire additional reserves or production at an acceptable cost or at all. If we are unable to find, develop or acquire additional reserves to replace our current and future production, our production rates will decline even if we drill the undeveloped locations that were included in our estimated proved reserves. Our future oil and gas reserves and production, and therefore our cash flow and income, are dependent on our success in economically finding or acquiring new reserves and efficiently developing our existing reserves.

Our development and exploration operations, including our recent North Sea discoveries, require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and gas reserves.

The oil and gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration, development, production and acquisition of oil and gas reserves, including expenditures relating to the development of our discoveries in the North Sea and our acreage position in the Haynesville Shale and other U.S. plays. We intend to finance our future capital expenditures primarily with cash flow from operations and borrowings under our revolving credit facility. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our proved reserves;

•	the level of natural gas and crude oil we are able to produce from existing wells;

•	the prices at which natural gas and crude oil are sold; and

•	our ability to acquire, locate and produce new reserves.

If our revenues decrease as a result of lower oil and gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels or to further develop and exploit our current properties, or for exploratory activity. In order to fund our capital expenditures, we may need to seek additional financing. Our credit agreements contain covenants restricting our ability to incur additional indebtedness without the consent of the lenders. Our lenders may withhold this consent in their sole discretion. In addition, if our borrowing base is redetermined resulting in a lower borrowing base under our revolving credit facility, we may be unable to obtain financing otherwise available under our revolving credit facility.

Furthermore, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly. Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at maturity on terms that are similar to existing debt, and reduced, or in some cases ceased, to provide funding to borrowers. The failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our natural gas, crude oil and natural gas liquids reserves.

We may be unable to make attractive acquisitions, and any acquisition we complete is subject to substantial risks that could impact our business.

As part of our growth strategy, we intend to pursue strategic acquisitions of new properties or businesses that expand our current asset base and potentially offer unexploited reserve potential. Our growth strategy following the full development of our existing properties could be impeded if we are unable to acquire additional interests in oil and gas prospects on a profitable basis. Acquisition opportunities in the oil and gas industry are very competitive, which can increase the cost of, or cause us to refrain from, completing acquisitions. The success of any acquisition will depend on a number of factors and involves potential risks, including among other things:

•	the inability to estimate accurately the costs to develop the interests in oil and gas prospects, the recoverable volumes of reserves, rates of future production and future net cash flows attainable from the reserves;

•	the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which the indemnity we receive is inadequate;

•	the validity of assumptions about costs, including synergies;

•	the impact on our liquidity or financial leverage of using available cash or debt to finance acquisitions;

•	the diversion of management’s attention from other business concerns; and

•	an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets.

All of these factors affect whether an acquisition will ultimately generate cash flows sufficient to provide a suitable return on investment. Even though we perform a review of the properties we seek to acquire that we believe is consistent with industry practices, such reviews are often limited in scope. As a result, among other risks, our initial estimates of reserves may be subject to revision following an acquisition, which may materially and adversely impact the desired benefits of the acquisition.

We have recently commenced exploration, production and development operations in the United States, and as a result, our ability to successfully achieve our goals is subject to greater risk and uncertainty.

In 2008, we began to pursue exploration, production and development activities in the United States. Because we have limited production history in this geographic region, we are less able to use past operational results to help predict future results. Our lack of operational experience in the United States may result in our not being able to fully execute our expected drilling programs in this region, and the return on investment from our United States operations may not be as attractive as expected. We cannot assure you that our efforts in the United States will be successful, or if successful will achieve the resource potential levels that we currently anticipate or achieve the anticipated economic returns based on our current financial models.

Our debt level could negatively impact our financial condition, results of operations and business prospects.

As of September 30, 2009, we had $178.2 million in outstanding indebtedness. Our level of indebtedness could have important consequences on our operations, including:

•	placing restrictions on certain operating activities;

•	making it more difficult for us to satisfy our obligations under our indentures or the terms of our other debt instruments and increasing the risk that we may default on our debt obligations;

•	requiring us to dedicate a substantial portion of our cash flow from operating activities to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general business activities;

•	decreasing our ability to withstand a downturn in our business or the economy generally; and

•	placing us at a competitive disadvantage against other less leveraged competitors.

We may not have sufficient funds to repay our outstanding debt. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. In addition, we cannot assure you that we will be able to generate sufficient cash flow from operating activities to pay the interest on our debt or that future borrowings, equity financings or proceeds from the sale of assets will be available to repay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions, our market value, our reserve levels and our operating performance at the time of such offering or other financing. We cannot assure you that any such offering, refinancing or sale of assets can be successfully completed. The inability to repay or refinance our debt, could have a material adverse effect on our operations and negatively impact our capital program.

We will not be the operator of all of the interests we own or acquire, and therefore we may not be in a position to control the timing of development efforts, the associated costs, or the rate of production of the reserves in respect of such interests.

A significant number of our interests, including all of our producing fields, are currently operated by third parties. As a result, we may have limited ability to exercise influence over the operations of these interests or their associated costs. Dependence on the operator and other working interest owners for these projects, and limited ability to influence operations and associated costs could prevent the realization of expected returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on properties operated by others depend upon a number of factors that will be largely outside our control, including:

•	the operator’s expertise and financial resources;

•	the timing and amount of their capital expenditures;

•	the rate of production of the reserves;

•	approval of other participants to drill wells and implement other work programs;

•	the availability of suitable drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel; and

•	selection of technology.

Our inability to control the development efforts, costs and timing on the interests where we are not the operator could have a material adverse effect on our financial conditions, results of operations and business prospects.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our Secured Revolving Loan and a Letter of Credit Facility Agreement (together, the “Debt Agreements”) provide for certain borrowings at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed would remain the same, and consequently our net income would decrease.

Competition for oil and gas properties and prospects is intense and some of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating, obtaining and developing properties and prospects.

We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and gas and securing trained personnel. Many of our competitors are major or independent oil and gas companies that have longer operating histories in our areas of operation and employ superior financial resources which allow them to obtain substantially greater technical and personnel resources and which better enable them to acquire and develop the prospects that they have identified. We also actively compete with other companies when acquiring new licenses or oil and gas properties. Our relatively small size could adversely affect our ability to obtain new prospects and opportunities. Specifically, competitors with greater resources than our own have certain advantages that are particularly important in reviewing prospects and purchasing properties. Competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Competitors may also be able to pay more for producing oil and gas properties and exploratory prospects than we are able or willing to pay. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted.

These competitors may also be better able to withstand sustained periods of unsuccessful drilling or downturns in the economy, including decreases in the price of commodities as experienced in 2008 and 2009. Larger competitors may also be able to absorb the burden of any changes in laws and regulations more easily than we can, which would also adversely affect our competitive position. In addition, most of our competitors have been operating for a much longer time and have demonstrated the ability to operate through industry cycles.

Market conditions or transportation impediments may hinder our access to oil and gas markets or delay our production.

Market conditions, the unavailability of satisfactory oil and gas transportation or the remote location of our drilling operations may hinder our access to oil and gas markets or delay our production. The availability of a ready market for our oil and gas production depends on a number of factors, including the demand for and supply of oil and gas and the proximity of reserves to pipelines or trucking and terminal facilities. In offshore operations, the availability of a ready market depends on the proximity of, and our ability to tie into in some cases, existing production infrastructure or commercially viable terms. We may be required to shut in wells or delay initial production for lack of a market or because of inadequacy or unavailability of pipeline or gathering system capacity. When that occurs, we are unable to realize revenue from those wells until the production can be tied to a gathering system. This can result in considerable delays from the initial discovery of a reservoir to the actual production of the oil and gas and realization of revenues.

We have limited control over the availability or cost of drilling rigs and other equipment and services which are essential to our operations.

We have limited control over the availability and cost of drilling rigs and other services and equipment which are necessary for us to carry out our exploration and development activities. Increased drilling activity periodically results in service cost increases and shortages in drilling rigs, personnel, equipment and supplies in certain areas. Procuring a sufficient number of drilling rigs can be expensive and difficult as the market for such rigs is highly competitive. There is no assurance that we will be able to contract for such services or equipment on a timely basis or that the cost of such services and equipment will remain at a satisfactory or affordable level. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration and development operations, which could have a material adverse effect on business, financial condition or results of operations. We also rely (and expect to rely in the future) on facilities developed and owned by third parties in order to store, process, transmit and sell our oil and gas production. Our plans to develop and sell our oil and gas reserves could be materially and adversely affected by the inability or unwillingness of third parties to provide sufficient transmission, storage or processing facilities to us.

Lower oil and gas prices and other factors resulted in a ceiling test write-down and may in the future result in additional ceiling test write-downs or other impairments.

We capitalize the costs to acquire, find and develop our oil and gas properties under the full cost accounting method. The net capitalized costs of our oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves, using period-end oil and gas prices and a 10% discount factor, plus the lower of cost or fair market value for unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of the excess to earnings. This is called a “ceiling test write-down.” Although a ceiling test write-down does not impact cash flow from operating activities, it does reduce net income and our shareholders’ equity. Once recorded, a ceiling test write-down is not reversible at a later date even if oil and gas prices increase.

We review the net capitalized costs of our properties quarterly, based on prices in effect (excluding the effect of our hedging contracts that are not designated for hedge accounting) as of the end of each quarter or as of the time of reporting our results. The net capitalized costs of oil and gas properties are computed on a country-by-country basis. Therefore, while our properties in one country may be subject to a write-down, our properties in other countries could be unaffected. We also assess investments in unproved properties periodically to determine whether impairment has occurred.

The risk that we will be required to further write down the carrying value of our oil and gas properties increases when oil and gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves or our unproved property values, or if estimated future development costs increase. We may experience further ceiling test write-downs or other impairments in the future. In addition, any future ceiling test cushion would be subject to fluctuation as a result of acquisition or divestiture activity.

Approximately 47% of our total estimated proved reserves at December 31, 2008 were proved undeveloped reserves.

Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data included in the reserve engineer reports assumes that substantial capital expenditures are required to develop such reserves. Although cost and reserve estimates attributable to our natural gas and crude oil reserves have been prepared in accordance with industry standards, we cannot be sure that the estimated costs are accurate, that development will occur as scheduled or that the results of such development will be as estimated.

The present value of future net cash flows from our proved reserves will not necessarily be the same as the current market value of our estimated oil and gas reserves.

You should not assume that the present value of future net revenues from our proved reserves referred to in this prospectus is the current market value of our estimated oil and gas, crude oil and natural gas liquids reserves. In accordance with the requirements of the SEC, the estimated discounted future net cash flows from our proved reserves are based on prices and costs on the date of the estimate, held flat for the life of the properties. Actual future prices and costs may differ materially from those used in the present value estimate. The present value of future net revenues from our proved reserves as of December 31, 2008 for gas was based on: (i) a Houston Ship Channel spot market price of $5.24 per MMbtu for our United States properties and (ii) National Balancing Point spot market price of $8.70 per MMbtu for our Norwegian and United Kingdom properties. The present value of future net revenues from our proved reserves as of December 31, 2008 for oil was based on: (i) a West Texas Intermediate posted price of $41.00 per barrel for our United States properties and (ii) a Dated Brent posted price of $36.55 per barrel for our Norwegian and United Kingdom properties.

Actual future net cash flows will also be affected by increases or decreases in consumption by oil and gas purchasers and changes in governmental regulations or taxation. The timing of both the production and the incurrence of expenses in connection with the development and production of oil and gas properties affects the timing of actual future net cash flows from proved reserves. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

Our estimates of proved reserves and related PV-10 and standardized measure of discounted future net cash flows, which are prepared and presented under existing SEC rules, may change materially as a result of new SEC rules that will go into effect for fiscal years ending on or after December 31, 2009.

This prospectus presents estimates of our proved reserves and related PV-10 and standardized measure of discounted future net cash flows as of December 31, 2008, which estimates have been prepared and presented under existing SEC rules. The SEC has adopted new rules that are effective for fiscal years ending on or after December 31, 2009, which will require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on 12-month unweighted first-day-of-the-month average pricing. The pricing to be utilized for estimates of our gas reserves as of December 31, 2009 will be based on an unweighted average twelve month and is anticipated to be (i) Henry Hub spot price of $3.86 per MMBtu for our United States properties and (ii) National Balancing Point spot market price of $4.96 per MMbtu for our Norwegian and United Kingdom properties. The pricing to be utilized for estimates of our oil reserves as of December 31, 2009 will be based on an unweighted average twelve month and is anticipated to be (i) West

Texas Intermediate posted price of $61.08 per barrel for our United States properties and (ii) Dated Brent posted price of $60.40 per barrel for our United Kingdom properties.

Another impact of the new SEC rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells where development activities commence within five years of the date of booking. This new rule may limit our potential to book additional proved undeveloped reserves as we pursue our drilling program.

The SEC has released only limited interpretive guidance regarding reporting of reserve estimates under the new rules and may not issue further interpretive guidance on the new rules prior to the end of 2009. We have not determined the impact the new rules may have on our estimates of our proved reserves and related PV-10 and standardized measure of discounted future net cash flows as of December 31, 2009 or as of September 30, 2009, but the impact of the new rules on such estimates, and in particular the estimates of proved undeveloped reserves, could be material.

Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in the reserve estimates or underlying assumptions of our assets will materially affect the quantities and present value of those reserves.

Estimating oil and gas reserves is complex and inherently imprecise. It requires interpretation of the available technical data and making many assumptions about future conditions, including price and other economic factors. In preparing such estimates, projection of production rates, timing of development expenditures and available geological, geophysical, production and engineering data are analyzed. The extent, quality and reliability of these data can vary. This process also requires economic assumptions about matters such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. If our interpretations or assumptions used in arriving at our reserve estimates prove to be inaccurate, the amount of oil and gas that will ultimately be recovered may differ materially from the estimated quantities and net present value of reserves owned by us.

Actual production could differ significantly from forecasts.

From time to time we provide forecasts of expected quantities of future oil and gas production. These forecasts are based on a number of estimates, including expectations of production decline rates from existing wells and the outcome of future drilling activity. Should these estimates prove inaccurate, actual production could be adversely impacted. Downturns in commodity prices could make certain drilling activities or production uneconomical, which would also adversely impact production. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

Our financial results could be adversely affected by goodwill impairments.

As a result of mergers, acquisitions and dispositions, at September 30, 2009 we had $221.9 million of goodwill on our balance sheet. Goodwill is not amortized, but instead must be tested at least annually for impairment by applying a fair-value-based test. Goodwill is deemed impaired to the extent that its carrying amount exceeds the fair value of the reporting unit. Although our latest tests indicate that no goodwill impairment is currently required, future deterioration in market conditions could lead to goodwill impairments that could have a substantial negative effect on our profitability.

Our expectations for future drilling activities will be realized over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing.

We have identified drilling locations and prospects for future drilling opportunities, including development, exploratory and other drilling and enhanced recovery activities. These drilling locations and prospects represent a significant part of our future drilling plans. Our ability to drill and develop these locations depends on a number of factors, including the availability of capital, seasonal conditions, third-party operators, regulatory approvals, negotiation of agreements with third parties, commodity prices, costs and drilling results.

Because of these uncertainties, we cannot give any assurance as to the timing of these activities or that they will ultimately result in the realization of proved reserves or meet our expectations for success. As such, our actual drilling and enhanced recovery activities may materially differ from our current expectations, which could have a significant adverse effect on our financial condition and results of operations.

Our use of derivative transactions may limit future revenues from price increases and involves the risk that our counterparties may be unable to satisfy their obligations to us.

To manage our exposure to price or interest rate risk with our production, we routinely enter into commodity derivative contracts. The goal of these derivative contracts is to limit volatility and increase the predictability of cash flow. Although the use of derivative contracts limits the downside risk of price declines, their use also may limit future revenues from price increases. In addition, derivative contracts may expose us to the risk of financial loss in certain circumstances, including instances in which our production is less than expected or a sudden, unexpected event materially impacts oil or gas prices.

Derivative contracts also involve the risk that counterparties, which generally are financial institutions, may be unable to satisfy their obligations to us. If any of our counterparties were to default on its obligations to us under the derivative contracts or seek bankruptcy protection it could have a material adverse effect on our ability to fund our planned activities and could result in a larger percentage of our future production being subject to commodity price changes. In addition, in the current economic environment and tight financial markets, the risk of a counterparty default is heightened and it is possible that fewer counterparties will participate in future derivative transactions, which could result in greater concentration of our exposure to any one counterparty or a larger percentage of our future production being subject to commodity price changes.

A change of control may adversely affect our liquidity and require refinancing of certain debt instruments.

At September 30, 2009, we had $48.5 million outstanding under our Debt Agreements. Upon specified change of control events, each lender under the Debt Agreements may cancel the facility and declare outstanding loans, plus accrued and unpaid interest, outstanding letters of credit and other outstanding fees, if any, due and payable. Additionally we have outstanding $81.25 million of 6.0% convertible senior notes due 2012. Upon specified change of control events, each holder of those notes may require us to purchase all or a portion of the holder’s notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, up to but excluding the date of purchase, plus in certain circumstances, a makewhole premium.

We also had $48.4 million of 11.5% guaranteed convertible bonds due 2014 outstanding at September 30, 2009, and in November 2009, we issued $50.0 million of 12.0% senior subordinated notes due 2014. If we undergo a change of control, as defined by the respective note agreements, the holders of these bonds also have the right, subject to certain conditions, to redeem the bonds and accrued interest. We cannot assure you we would have sufficient financial resources to purchase the notes for cash or repay the lenders under our Debt Agreements upon the occurrence of a change of control. If a change of control occurs, we may be required to refinance our indebtedness. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

The adoption of derivatives legislation by the U.S. Congress could have an adverse impact on our ability to hedge risks associated with our business.

Several proposals for derivative reform have been developed by committees across both the U.S. House of Representatives and the U.S. Senate. These proposals are focused on expanding Federal regulation surrounding the use of financial derivative instruments, including credit default swaps, commodity derivatives and other over-the-counter derivatives. Among the recommendations included in the proposals are the requirements for centralized clearing or settling of such derivatives as well as the expansion of collateral margin requirements for certain derivative-market participants. Depending on the ultimate form of legislation, our derivatives utilization could be adversely affected with (i) greater administrative burden, (ii) limitations on the form and use of derivatives, and (iii) expanded collateral margin requirements.

Although it is not possible at this time to predict when the U.S. Congress may act on derivatives legislation, any laws or regulations that may be adopted that subject us to additional collateral margin requirements relating to, or additional restrictions on, our trading and commodity positions could have an adverse effect on the cost of our hedging activity.

Our exploratory drilling projects are based in part on seismic data, which cannot ensure the commercial success of the project.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain. Even when used and properly interpreted, seismic data and visualization techniques only assist geoscientists and geologists in identifying subsurface structures and hydrocarbon indicators. Seismic data do not enable an interpreter to conclusively determine whether hydrocarbons are present or producible economically. In addition, the use of seismic and other advanced technologies may require greater predrilling expenditures than other drilling strategies. Because of these factors, we could incur losses as a result of exploratory drilling expenditures. Poor results from exploration activities could have a material adverse effect on our future cash flows, ability to replace reserves and results of operations.

Our offshore operations involve special risks that could increase our cost of operations and adversely affect our ability to produce oil and gas.

Offshore operations are subject to a variety of operating risks specific to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of equipment and properties.

Offshore drilling in the North Sea generally requires more time and more advanced drilling technologies, involving a higher risk of technological failure and usually higher drilling costs. Moreover, offshore projects often lack proximity to the physical and oilfield service infrastructure, necessitating significant capital investment in subsea flow line infrastructure. Subsea tieback production systems require substantial time and the use of advanced and very sophisticated installation equipment supported by remotely operated vehicles. These operations may encounter mechanical difficulties and equipment failures that could result in significant cost overruns. As a result, a significant amount of time and capital must be invested before we can market the associated oil or gas, increasing both the financial and operational risk involved with these operations. Because of the lack and high cost of infrastructure, some offshore reserve discoveries may never be produced economically.

We operate internationally and are subject to political, economic and other uncertainties.

We currently have operations in the United States, United Kingdom and the Netherlands. We may expand our operations to other countries or regions. International operations are subject to political, economic and other uncertainties, including:

•	the risk of war, acts of terrorism, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;

•	taxation policies, including royalty and tax increases and retroactive tax claims;

•	exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

•	laws and policies of the U.S. affecting foreign trade, taxation and investment; and

•	the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

The exploration, production and sale of oil and gas are extensively regulated by governmental bodies. Applicable legislation is under constant review for amendment or expansion. These efforts frequently result in an increase in the regulatory burden on companies in our industry and consequently an increase in the cost of doing business and decrease in profitability. Numerous governmental departments and agencies are authorized to, and have, issued rules and regulations imposing additional burdens on the oil and gas industry that often are costly to comply with and carry substantial penalties for failure to comply. Production operations are affected by changing tax and other laws relating to the petroleum industry, by constantly changing administrative regulations and possible interruptions or termination by government authorities.

Oil and gas mineral rights may be held by individuals, corporations or governments having jurisdiction over the area in which such mineral rights are located. As a general rule, parties holding such mineral rights grant licenses or leases to third parties to facilitate the exploration and development of these mineral rights. The terms of the leases and licenses are generally established to require timely development. Notwithstanding the ownership of mineral rights, the government of the jurisdiction in which mineral rights are located generally retains authority over the manner of development of those rights.

Our insurance may not protect us against business and operating risks, including an operator of a prospect in which we participate failing to maintain or obtain adequate insurance.

Oil and gas operations are subject to particular hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. If a significant accident or other event resulting in damage to our operations, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance, it could adversely affect our financial condition and results of operations. We do not currently operate all of our oil and gas properties. In the projects in which we own non-operating interests, the operator may maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect and additional liability for us, which could have a material adverse effect on our financial condition and results of operations and prospects.

The cost of decommissioning is uncertain.

We expect to incur obligations to abandon and decommission certain structures associated with our producing properties. To date, the industry has little experience of removing oil and gas structures from the North Sea. Few of the structures in the North Sea have been removed. Certain groups have been established to study issues relating to decommissioning and abandonment and how the costs will be borne. Because experience is limited, we cannot precisely predict the costs of any future decommissions for which we might become obligated. If actual decommission or abandonment costs exceed our estimates or reserves to satisfy such obligations, our financial condition, results of operations and prospects could be materially adversely affected.

If we are unable to fulfill commitments under any of our oil and gas interests, we will lose our interest, and our entire investment, in such interest.

Our ability to retain oil and gas interests will depend on our ability to fulfill the commitments made with respect to each interest. We cannot assure you that we or the other participants in the projects will have the financial ability to fund these potential commitments. If we are unable to fulfill commitments under any of our interests, we will lose our interest, and our entire investment, in such interest.

We are subject to environmental regulations that can have a significant impact on our operations.

Our operations are subject to a variety of national, state, local and international laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Failure to comply with these laws and regulations can result in the imposition of substantial fines and penalties as well as potential orders suspending or terminating our rights to operate. Some environmental laws to which we are subject to provide for strict liability for pollution damages, rendering a person liable without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and gas related products. Aquatic environments in which we operate are often particularly sensitive to environmental impacts, which may expose us to greater potential liability than that associated with exploration, development and production at many onshore locations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly requirements for oil and gas exploration and production activities could require us, as well as others in our industry, to make significant expenditures to attain and maintain compliance which could have a corresponding material adverse effect on our competitive position, financial condition or results of operations. We cannot provide assurance that we will be able to comply with future laws and regulations to the same extent that we believe we have in the past. Similarly, we cannot always precisely predict the potential impact of environmental laws and regulations which may be adopted in the future, including whether any such laws or regulations would restrict our operations in any area.

Current and future environmental regulations, including restrictions on greenhouse gases due to concerns about climate change, could reduce the demand for our products. Our business, financial condition and results of operations could be materially and adversely affected if this were to occur.

Under certain environmental laws and regulations, we could be subject to liability arising out of the conduct of operations or conditions caused by others, or for activities that were in compliance with all applicable laws at the time they were performed. Such liabilities can be significant, and if imposed could have a material adverse effect on our financial condition or results of operations.

Governmental regulations to which we are subject could expose us to significant fines and/or penalties and our cost of compliance with such regulations could be substantial.

Oil and gas exploration, development and production are subject to various types of regulation by local, state and national agencies. Regulations and laws affecting the oil and gas industry are comprehensive and under constant review for amendment and expansion. These regulations and laws carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, adversely affects our profitability. In addition, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments and/or agencies thereof.

We are dependent on our executive officers and need to attract and retain additional qualified personnel.

Our future success depends in large part on the service of our executive officers. The loss of these executives could have a material adverse effect on our business. Although we have employment agreements with certain of our executive officers, there can be no assurance that we will have the ability to retain their services. Further, we do not maintain key-person life insurance on any executive officers.

Our future success also depends upon our ability to attract, assimilate and retain highly qualified technical and other management personnel who are essential for the identification and development of our prospects. There can be no assurance that we will be able to attract, integrate and retain key personnel, and our failure to do so would have a material adverse effect on our business.

Certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

President Obama’s Proposed Fiscal Year 2010 Budget includes proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any such changes will be enacted or how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Legislation has been proposed in Congress to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate oil and natural gas production. Sponsors of bills currently pending before the Senate and House of Representatives have asserted that chemicals used in the fracturing process may be impacting drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process are impairing groundwater or causing other damage. In addition, these bills, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

The adoption of climate change legislation or regulations could result in increased operating costs and reduced demand for the oil and gas we produce.

On June 26, 2009, the U.S. House of Representatives approved adoption of the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or ACESA. The purpose of ACESA is to control and reduce emissions of “greenhouse gases,” or “GHGs,” in the United States. GHGs are certain gases, including carbon dioxide and methane, that may be contributing to warming of the Earth’s atmosphere and other climatic changes. ACESA would establish an economy-wide cap on emissions of GHGs in the United States and would require an overall reduction in GHG emissions of 17% (from 2005 levels) by 2020, and by over 80% by 2050. Under ACESA, most sources of GHG emissions would be required to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. The number of emission allowances issued each year would decline as necessary to meet ACESA’s overall emission reduction goals. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products, and gas. The U.S. Senate has begun work on its own legislation for controlling and reducing emissions of GHGs in the United States. If the Senate adopts GHG legislation that is different from ACESA, the Senate legislation would need to be reconciled with ACESA and both chambers would be required to approve identical legislation before it could become law.

On December 7, 2009, the U.S. Environmental Protection Agency, or EPA, announced its official finding that emissions of GHGs in the United States were endangering human health and the environment. This finding ostensibly authorizes EPA to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act. EPA has already officially proposed a rule for regulation of GHG emissions from motor vehicles, and may soon take steps to begin regulating emissions of GHGs from stationary sources. However, many potentially regulated entities are expected to challenge EPA’s “endangerment” finding and its regulatory proposals to limit emissions of GHGs, and it may be several years before any such regulations could take effect. President Obama has indicated that his administration prefers the adoption of legislation to control and reduce emissions of GHGs, but that the administration will proceed to regulate emissions of GHGs under the Clean Air Act if Congress fails to adopt appropriate legislation. Although it is not possible at this time to predict whether or when Congress may act on climate change legislation or whether EPA may proceed to develop and implement regulations restricting emissions of GHGs, any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs, and could have an adverse effect on demand for the oil and gas we produce.

Risks Relating to Our Common Stock

The trading price of our common stock may be volatile.

Smaller capitalized companies like ours often experience substantial fluctuations in the trading price of their securities. The trading price of our common stock has fluctuated significantly and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors, including those set forth elsewhere herein, as well as our operating results, financial condition, announcements or drilling activities, general conditions in the oil and gas exploration and development industry, and other events or factors, some of which may be unrelated to our performance or prospects or to conditions in the industry as a whole.

There is a limited market for our common stock.

Our common stock is traded on the NYSE Amex and the London Stock Exchange. Historically, there has not been an active trading market for a significant volume of our common stock. We are not certain that an active trading market for our common stock will develop, or if such a market develops, that it will be sustained, which may make it difficult for you to sell your shares of common stock in the future.

If we, our existing stockholders or holders of our securities that are convertible into shares of our common stock sell additional shares of our common stock, the market price of our common stock could significantly decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the public market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of December 1, 2009, we had approximately 131.2 million shares of common stock outstanding. Of those shares, approximately 2.9 million shares are restricted shares subject to vesting periods of up to three years. The remainder of these shares is freely tradable.

In addition, approximately 3.4 million shares are issuable upon the exercise of presently outstanding stock options under our employee incentive plans and 0.4 million shares are issuable upon the exercise of presently outstanding options and warrants outside our employee incentive plans. Also 16.2 million shares are issuable upon the conversion of our convertible senior notes due 2012 and 40.0 million shares are issuable upon conversion of our Series C Preferred Stock, based upon the conversion price of $1.25, and 20.9 million shares are issuable upon conversion of our 11.5% convertible bonds, based on a conversion price of $2.36.

Provisions in our articles of incorporation, bylaws and the Nevada Revised Statutes may discourage a change of control.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws and the Nevada Revised Statutes, or NRS, could delay or make more difficult a change of control transaction or other business combination that may be beneficial to stockholders. These provisions include, but are not limited to, the ability of our board of directors to issue a series of preferred stock, classification of our board of directors into three classes and limiting the ability of our stockholders to call a special meeting.

We are subject to the “Combinations With Interested Stockholders Statute” and the “Control Share Acquisition Statute” of the NRS. The Combinations Statute provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder.

The Control Share Acquisition Statute provides that persons who acquire a “controlling interest” as defined by the statute, in a company may only be given full voting rights in their shares if such rights are conferred by the stockholders of the company at an annual or special meeting. However, any stockholder that does not vote in favor of granting such voting rights is entitled to demand that the company pay fair value for their shares if the acquiring person has acquired at least a majority of all of the voting power of the company. As such, persons acquiring a controlling interest may not be able to vote their shares.

Cautionary Statement Concerning Forward-Looking Statements

Certain matters discussed in this prospectus and the documents we incorporate by reference herein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal” or other words that convey the uncertainty of future events or outcomes. We caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties, which may not be exhaustive, relate to, among other matters, the following:

•	discovery, estimation, development and replacement of oil and gas reserves;

•	decreases in proved reserves due to technical or economic factors;

•	drilling of wells and other planned exploitation activities;

•	timing and amount of future production of oil and gas;

•	the volatility of oil and gas prices;

•	availability of drilling and production equipment;

•	operating costs such as lease operating expenses, administrative costs and other expenses;

•	our future operating or financial results;

•	amount, nature and timing of capital expenditures, including future development costs;

•	cash flow and anticipated liquidity;

•	availability and terms of capital;

•	business strategy and the availability of acquisition opportunities; and

•	factors not known to us at this time.

Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. The forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. In addition, any or all of our forward-looking statements in this prospectus and the documents incorporated by reference therein and herein may turn out to be incorrect. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including those mentioned in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. Forward-looking statements speak only as of the date they were made. Except as required by law, we undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Use of Proceeds

Unless we inform you otherwise in a prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short term marketable securities or apply them to the reduction of other short term indebtedness.

Ratio of Earnings to Fixed Charges and
Earnings to Fixed Charges and Preference Securities Dividends

The following table contains our consolidated ratio of earnings to fixed charges and ratio of earnings to fixed charges plus preferred stock dividends for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months Ended
	September 30,	Year Ended December 31,
	2009	2008	2007		2006	2005		2004

Ratio of earnings to fixed charges	(a )	3.0	(a	)	2.1	(a	)	(a	)
Ratio of earnings to fixed charges and preference securities dividends	(b )	2.1	(b	)	1.8	(b	)	(b	)

(a)	Earnings were insufficient to cover fixed charges by $18.8 million for the nine months ended September 30, 2009 and by $66.0 million, $36.8 million and $22.6 million for the years ended December 31, 2007, 2005 and 2004, respectively. Earnings included non-cash pre-tax charges (income) for impairments of oil and gas properties and unrealized (gains) losses on derivative instruments of $69.1 million for the nine months ended September 30, 2009 and $(39.7) million, $89.12 million, $(33.7) million and $27.1 million for the years ended December 31, 2008, 2007, 2006 and 2005, respectively.

(b)	Earnings were insufficient to cover fixed charges by $26.7 million for the nine months ended September 30, 2009 and by $77.2 million, $37.0 million and $23.0 million for the years ended December 31, 2007, 2005 and 2004, respectively. Earnings included non-cash pre-tax charges (income) for impairments of oil and gas properties and unrealized (gains) losses on derivative instruments of $69.1 million for the nine months ended September 30, 2009 and $(39.7) million, $89.12 million, $(33.7) million and $27.1 million for the years ended December 31, 2008, 2007, 2006 and 2005, respectively.

The ratios were computed by dividing earnings by fixed charges and by fixed charges plus preferred stock dividends, respectively. For this purpose, earnings are defined as pretax earnings from continuing operations before adjustment for minority interest and equity losses in entities with oil and gas properties, plus interest expense, and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense, including amortization of debt discount and expenses on indebtedness. Preference securities dividends are the amounts of pre-tax earnings that are required to pay the dividends on outstanding preference securities.

Description of Debt Securities

The Debt Securities will be subordinated debt securities. The Debt Securities will be issued under an indenture among us and a trustee to be determined (the “Trustee”).

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

The rights of Endeavour International Corporation and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indenture below. The summary is not complete. The form of Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indenture.

General

The Indenture provides that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Debt Securities” and in the prospectus supplement applicable to any Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) the related subordination terms;

(3) any limit on the aggregate principal amount of the Debt Securities;

(4) each date on which the principal of the Debt Securities will be payable;

(5) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(6) each place where payments on the Debt Securities will be payable;

(7) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8) any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(9) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(10) whether the Debt Securities are defeasible;

(11) any addition to or change in the Events of Default;

(12) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(13) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(14) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special U.S. federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

Subordination of Debt Securities

The indebtedness evidenced by the Debt Securities will, to the extent set forth in the Indenture with respect to each series of Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Debt Securities will summarize the subordination provisions of the Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Debt Securities by reason of the subordination provisions of the Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

Notwithstanding any provision of the Indenture or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

(3) subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

(4) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Trustees or the agents of us, or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indenture;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

The successor Person (if not us) will be substituted for us under the Indenture with the same effect as if it had been an original party to the Indenture, and, except in the case of a lease, we will be relieved from any further obligations under the Indenture and the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not such payment is prohibited by the subordination provisions of the Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not such deposit is prohibited by the subordination provisions of the Indenture;

(4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture;

(6) any Debt of ourself or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $20.0 million;

(7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us or any Significant Subsidiary remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

(8) certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

If an Event of Default (other than an Event of Default with respect to Endeavour International Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Endeavour International Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, please read “— Modification and Waiver” below.

Subject to the provisions of the Indenture relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend the Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

(1) to evidence the succession under the Indenture of another Person to us and to provide for its assumption of our obligations to holders of Debt Securities;

(2) to make any changes that would add any additional covenants of us for the benefit of the holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

(3) to add any additional Events of Default;

(4) to provide for uncertificated notes in addition to or in place of certificated notes;

(5) to secure the Debt Securities;

(6) to establish the form or terms of any series of Debt Securities;

(7) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8) to cure any ambiguity, defect or inconsistency; or

(9) to make any change in the subordination provisions that limits or terminates the benefits applicable to any Holder of Senior Debt.

Other modifications and amendments of an Indenture may be made by us and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Debt Securities;

(7) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(9) modify such provisions with respect to modification, amendment or waiver; or

(10) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in the Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4) certain Debt Securities, including those owned by us or any of our Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

either:

(1) (a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance

The Indenture provides that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we will be discharged from all our obligations, and the provisions of the Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the Indenture) to which we are a party or by which we are bound;

(4) at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance

The Indenture provides that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6) and (7) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and the provisions of the Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We the Trustee and any agent of us the or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indenture with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

Resignation or Removal of Trustee

If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. Any resignation will require the appointment of a successor Trustee under the Indenture in accordance with the terms and conditions of the Indenture.

The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

Limitations on Trustee if It Is Our Creditor

The Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee

The Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the Indenture, every application by us for action by the Trustee must be accompanied by an Officers’ Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Description of Capital Stock

General

Our amended and restated articles of incorporation authorize us to issue 310,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary description of our capital stock is not complete and does not give effect to applicable statutory and common law. This summary description is also subject to the applicable provisions of our amended and restated articles of incorporation and amended and restated bylaws.

The transfer agent and registrar for our common stock is StockTrans, Inc., and its telephone number is (610) 649-7300.

Common Stock

As of December 1, 2009, there were 131,165,229 shares of our common stock issued and outstanding, including 333,333 shares of unvested restricted common stock pursuant to inducement grants and 1,771,740 shares of unvested restricted stock awards pursuant to our stock option plans. In addition, as of December 1, 2009, (a) 40,000,000 shares of common stock were reserved for issuance pursuant to the conversion of our Series C Preferred Stock, (b) 16,185,259 shares of common stock were reserved for issuance pursuant to the conversion of our 6.00% convertible notes due 2012, (c) 33,490,700 shares of common stock were reserved for issuance pursuant to the conversion of our 11.5% convertible bonds due 2014, (d) 20,200,000 shares of common stock were reserved for issuance pursuant to our stock option plans, of which options to purchase 3,447,789 shares at a weighted average exercise price of $2.01 per share had been issued, (e) 90,000 shares of common stock were reserved for issuance pursuant to warrants outside of our stock plans, and (f) 850,000 shares of common stock were reserved for issuance pursuant to inducement grants.

Shares of our common stock are alike and equal in all respects and have one vote for each share held of record for the election of directors and all other matters submitted to the vote of stockholders. Holders of our common stock do not have cumulative voting rights, and thus, holders of a majority of the shares of our common stock represented at a meeting at which a quorum is present can elect all directors to be elected at such meeting. Subject to any restrictions imposed by any of our lenders and after any requirements with respect to preferential dividends, if any, on the preferred stock have been met, then, and not otherwise, dividends payable in cash or in any other medium may be declared by our board of directors and paid on the shares of common stock out of funds legally available therefore. After satisfaction of all our debts and liabilities and distribution in full of the preferential amount, if any, to be distributed to the holders of preferred stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or our winding-up, the holders of our common stock shall be entitled to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively. The holders of our common stock do not have any preferential, preemptive right, or other right of subscription to acquire any of our shares authorized, issued or sold, or to be authorized, issued or sold (or any instrument convertible into our shares) other than to the extent, if any, our board of directors may determine from time to time.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue preferred stock in one or more series at such time or times and for such consideration as our board of directors may determine pursuant to a resolution or resolutions providing for such issuance duly adopted by our board of directors and may determine, for any series of preferred stock, the terms and rights of the series, including the following:

•	the distinctive designation, stated value and number of shares comprising such series, which number may (except where otherwise provided by our board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of our board of directors;

•	the rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

•	whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other corporation, payable in case of redemption;

•	whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

•	the rights to which the holders of the shares of that series shall be entitled in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up and the relative rights of priority, if any, of payment of shares of that series;

•	whether the shares of that series shall be convertible into or exchangeable for shares of capital stock of any class or any other series of preferred stock and, if so, the terms and conditions of such conversion or exchange including the rate of conversion or exchange, the date upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event upon or after which they shall be convertible or exchangeable, at whose option they shall be convertible or exchangeable, and the method of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

•	whether the shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

•	whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

•	any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualification, limitation or restriction of such series, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our amended and restated articles of incorporation and to the full extent now or hereafter permitted by the laws of the State of Nevada.

Because the holders of our preferred stock may be entitled to vote on some matters as a class, issuance of our preferred stock could have the effect of delaying, deferring or preventing a change of control. The rights of the holders of our common stock may be adversely affected by the rights of the holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility, could have the effect of making it more difficult for a third party to acquire control of us.

Series B Preferred Stock

Of the 10,000,000 shares of our authorized preferred stock, 376,287 shares are designated as Series B Preferred Stock, par value $0.001 per share. The authorized shares of Series B Preferred Stock were originally 500,000 shares, however, as a result of our repurchase of an aggregate of 123,713 shares of Series B Preferred Stock in connection with our February 2004 restructuring, the authorized shares were reduced from 500,000 to 376,287.

The Series B Preferred Stock generally provides for the following rights, preferences and obligations:

•	The shares of Series B Preferred Stock accrue a cumulative dividend of 8% of the $100 original issue price of such shares per annum, which is payable before any dividend or other distribution on shares of our common stock.

•	In the event of our liquidation, dissolution, or winding up, the shares of Series B Preferred Stock have a liquidation preference of $100 per share (plus all accrued and unpaid dividends thereon) before any payment or distribution to holders of shares of our common stock.

•	Except as otherwise provided by law, holders of shares of Series B Preferred Stock have the right to vote together with the holders of our common stock on all matters presented to holders of our common stock and have one vote per share.

•	We also have the right to redeem all or any portion of the Series B Preferred Stock at any time by payment of $100 per share plus all accrued and unpaid dividends due thereon.

As of December 1, 2009, there were 19,714 shares of Series B Preferred Stock issued and outstanding.

Series C Preferred Stock

Of the 10,000,000 shares of our authorized preferred stock, 125,000 shares are designated as Series C Preferred Stock, par value $0.001 per share. The Series C Preferred Stock rank senior to any of our other existing or future shares of capital stock.

The Series C Preferred Stock is fully convertible into common stock at any time at the option of the preferred stock investors, at (i) a conversion price of $1.25 (the “Conversion Price”) and (ii) in an amount of common stock equal to the quotient of the liquidation preference of $1,000 per share (the “Liquidation Preference”) divided by the Conversion Price.

Dividends are payable in cash, or common stock if we are unable to pay such dividends in cash, and any dividends will be paid to the preferred stock investors prior to payment of any other dividend on any other shares of our capital stock. We will pay a cumulative dividend on the Series C Preferred Stock equal to 4.5% per annum of the original issue price (compounded quarterly) if paid in cash and 4.722% per annum of the original issue price (compounded quarterly) if paid in stock (the “Original Dividend Rate”). The Series C Preferred Stock also participates on an as-converted basis with respect to any dividends paid on the common stock.

Issuance of dividends in the form of common stock are subject to the following equity conditions (the “Equity Conditions”), which are waivable by two-thirds of the holders of the Series C Preferred Stock: (i) such common stock is listed on the NYSE Amex, the New York Stock Exchange or the Nasdaq Stock Market, and not subject to any trading suspension; (ii) we are not then subject to any bankruptcy event; and (iii) such common stock will be immediately re-saleable by the preferred stock investors pursuant to an effective registration statement and otherwise in compliance with all applicable laws. If we have not maintained the effectiveness of the registration statement pursuant to the registration rights granted to the holders of the Series C Preferred Stock, then the dividend rate on the Series C Preferred Stock will be increased by the product of 2.5% (if the dividend is paid in cash) or 2.63% (if the dividend is paid in stock) times the number of quarters (or portions thereof) in which the failure occurs or we fail to cure such failure.

After November 1, 2010, we may redeem all of the Series C Preferred Stock in exchange for a cash payment to the preferred stock investors of an amount equal to 102% of the sum of the Liquidation Preference plus accrued and unpaid dividends. If we call the Series C Preferred Stock for redemption, the holders thereof will have the right to convert their shares into a newly issued preferred stock identical in all respects to the Series C Preferred Stock, except that such newly issued preferred stock will not bear a dividend (the “Alternate Preferred Stock”). We may not redeem the Series C Preferred Stock if the Equity Conditions are not then satisfied with respect to the common stock into which the Alternate Preferred Stock is convertible.

Upon the tenth anniversary of the initial issuance of the Series C Preferred Stock, we must redeem all of the outstanding Series C Preferred Stock for an amount equal to the Liquidation Preference plus accrued and unpaid dividends payable by us in cash or common stock at our election. Issuance by us of common stock for such redemption is subject to the Equity Conditions and to the market value of the outstanding shares of common stock immediately prior to such redemption equaling at least $500 million.

In the event of a change of control of Endeavour International Corporation, we will be required to offer to redeem all of the Series C Preferred Stock for the greater of: (i) the amount equal to which such holder would be entitled to receive had the holder converted such Series C Preferred Stock into common stock; (ii) 115% of the sum of the Liquidation Preference plus accrued and unpaid dividends; and (iii) the amount resulting in an internal rate of return to such holder of 15% from the date of issuance of such Series C Preferred Stock through the date that Endeavour International Corporation pays the redemption price for such shares.

As of December 1, 2009, there were 50,000 shares of Series C Preferred Stock issued and outstanding.

Anti-Takeover Provisions of our Articles of Incorporation and Bylaws

Our amended and restated articles of incorporation and amended and restated bylaws contain provisions that could delay, discourage or make more difficult a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider in its best interest. The following is a summary of these provisions.

Preferred Stock

Although our board of directors has no current intent to do so, it could issue one or more series of preferred stock that could, depending on their terms, impede the completion of a merger, tender offer or other takeover attempt. Any decision by our board of directors to issue such preferred stock will be based on their judgment as to the best interest of Endeavour and its stockholders.

Special Meeting of Stockholders

Our amended and restated bylaws provide that special meetings of our stockholders can only be called by resolution of the board of directors or by the written request of stockholders owning a majority of the issued and outstanding capital stock entitled to vote.

Classified Board of Directors

Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of stockholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Our amended and restated bylaws provide for one to fifteen directors (as determined by resolution of our board of directors). Our amended and restated bylaws also provide that any vacancies may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or special meeting of the stockholders. These provisions may impede a stockholder from gaining control of the board of directors by removing incumbent directors or increasing the number of directors and simultaneously filling the vacancies or newly created directorships with its own nominees.

Notwithstanding the foregoing, our amended and restated bylaws provide that the holders of two-thirds of our outstanding shares of stock entitled to vote may at any time preemptorily terminate the term of office of all or any of the directors by vote at a meeting called for such purpose or by a written statement filed with our secretary or, in his or her absence, with any other officer.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated articles of incorporation provide that none of our officers or directors will be personally liable to us or our stockholders for damages for a breach of their fiduciary duties as a director or officer, other than (i) for acts or omissions that involve intentional misconduct, fraud or knowing violation of law or (ii) the unlawful payment of a distribution. In addition, our amended and restated articles of incorporation and amended and restated bylaws provide that we will indemnify our officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law. In addition, we also may enter into agreements with any officer or director, and may obtain insurance, indemnifying such officers and directors against certain liabilities incurred by them. Such provisions may have the effect of preventing changes in our management.

Nevada Anti-Takeover Statutes

The Combinations Statute, contained in Sections 78.411 through 78.444 (inclusive) of the NRS, and the Control Share Statute, contained in Sections 78.378 through 78.3793 (inclusive) of the NRS, may have the effect of delaying or making it more difficult to effect a change in control of Endeavour. The Combinations Statute generally prohibits a Nevada corporation with 200 or more stockholders of record from engaging in certain “combinations,” such as a merger or consolidation, with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the company before the person first became an interested stockholder. The purpose of the Combinations Statutes is to ensure that management and stockholders of a Nevada corporation are involved in any potential and material changes to the corporate ownership structure. A “combination” means:

•	any merger or consolidation;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the corporation’s assets having a total market value equal to 10% or more of the total market value of all the assets of the corporation; or 5% or more of the total market value of all outstanding shares of the corporation or representing 10% or more of the earning power of the corporation; or

•	the issuance or transfer by the corporation of any shares of the corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to shareholders except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all shareholders of the corporation.

An “interested stockholder” generally means:

•	a person or group that owns 10% or more of a corporation’s outstanding voting securities; or

•	an affiliate or associate of the corporation that at any time during the past three years was the owner of 10% or more of the corporation’s then outstanding voting securities, unless the acquisition of the 10% or larger percentage was approved by the board of directors before the acquisition.

If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders or if the consideration to be paid by the interested stockholder is fair as provided in the statute.

The Control Share Statute governs acquisitions of a controlling interest of certain publicly held corporations. The purpose of the Control Share Statute, like the Combinations Statute, is to statutorily provide management a measure of involvement in connection with potential changes of control. The Control Share Statute will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless the amended and restated articles of incorporation or amended and restated bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These provisions provide generally that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. If control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares. A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of the Control Share Statute, would enable that person to exercise:

•	one-fifth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more, of all of the voting power of the corporation in the election of directors.

Once an acquirer crosses any one of these thresholds, shares that it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”

Description of Warrants

We may issue warrants for the purchase of our common stock. If we issue warrants, we may do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

•	the exercise price of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which each warrant will be issued;

•	the guarantors, if any, who will guarantee such warrants and the methods of determining such guarantors, if any;

•	the procedures for exercising the warrants;

•	dates or periods during which the warrants are exercisable; and

•	the expiration date and any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of common stock, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

Plan of Distribution

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the estimated net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any discounts or commissions underwriters or dealers receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 8% of the gross proceeds from the sale.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are used, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of securities. We will describe the terms of any such sales in the prospectus supplement.

Derivative and Other Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement (or a post-effective amendment).

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.

Legal Matters

In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplement, the validity of those debt securities may be passed upon for us by Vinson & Elkins L.L.P. Woodburn and Wedge, our Nevada counsel, has passed upon the validity of the common stock, preferred stock and warrants offered hereby.

Experts

The consolidated financial statements of Endeavour International Corporation as of December 31, 2008 and 2007, for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report with respect to the consolidated financial statements refers to changes in the Company’s method of accounting and disclosures for fair value measurements and fair value reporting of financial assets and liabilities, and changes in accounting for uncertain tax positions.

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and gas reserves owned by us is based on estimates of the reserves prepared by or derived from estimates audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of that firm as experts regarding the matters contained in their report.

Where You Can Find More Information

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our home page is located at http://www.endeavourcorp.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

Incorporation of Certain Documents by Reference

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the

SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, including information specifically incorporated by reference from our Proxy Statement for our Annual Meeting of Stockholders held on May 29, 2009;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K or Form 8-K/A filed on May 20, 2009, November 23, 2009 and January 11, 2010 (two reports) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•	the description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004, and including any other amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Endeavour International Corporation
1001 Fannin Street, Suite 1600
Houston, Texas 77002
(713) 307-8700
Attention: Corporate Secretary